PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS
INCREASED DIVIDEND RATE FOR 21st CONSECUTIVE QUARTER
Results Reflect Impairment Related to Orianna Portfolio

HUNT VALLEY, MARYLAND – October 30, 2017 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended September 30, 2017.  The Company reported a net loss for the three-month period ended September 30, 2017 of ($137.5) million, or ($0.67) per common share. Funds From Operations ("FFO") for the quarter was a deficit of ($46.8) million or ($0.24) per common share and Funds Available For Distribution ("FAD") was $150.6 million.
FFO for the third quarter of 2017 includes $194.7 million in impairments on direct financing leases related to our Orianna Health Systems ("Orianna" and fka ARK) portfolio, $11.9 million in provisions for uncollectible accounts, and $3.9 million of non-cash stock-based compensation expense.  Adjusted FFO ("AFFO"), which excludes those three items, was $0.79 per common share for the three-month period ended September 30, 2017.  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding FFO and AFFO, see the "Funds From Operations" schedule.

GAAP NET INCOME
For the three-month period ended September 30, 2017, the Company reported a net loss of ($137.5) million, or ($0.67) per common share, on operating revenues of $219.6 million.  This compares to net income of $82.1 million, or $0.40 per common share, on operating revenues of $224.6 million, for the same period in 2016.
For the nine-month period ended September 30, 2017, the Company reported net income of $39.8 million, or $0.19 per common share, on operating revenues of $687.2 million.  This compares to net income of $253.5 million, or $1.26 per common share, on operating revenues of $666.3 million, for the same period in 2016.
The year-to-date decrease in net income compared to the prior year was primarily due to an increase of $198.0 million in impairments on direct financing leases, $9.7 million increase in provisions for uncollectible accounts, increases in interest expense of $20.8 million, interest refinancing costs of $19.9 million, depreciation and amortization expense of $16.0 million and a $12.4 million decrease in gains on the sale of assets.  This decrease in net income was partially offset by $20.8 million of increased revenue associated with new investments completed in 2016 and 2017, a contractual settlement in the first quarter of 2017 of $10.4 million, $23.1 million reduction of impairments on real estate assets and $9.6 million decrease in acquisition costs.

CEO COMMENTS
Taylor Pickett, Omega's Chief Executive Officer stated, "We are in active discussions with Orianna regarding the transition of some or all of their remaining portfolio to new operators.  Since 2014, occupancy in the Orianna portfolio has declined from 92% to 89%.  Revenue has grown by 2%, while operating expenses have grown by 6%.  We believe that for some of the Orianna facilities new operators may be able to improve occupancy and reduce expenses; however, based on current facility performance, we anticipate that the current annual contractual rent of $46 million will likely be reduced to a range of $32 million to $38 million once the transition process is complete."  Mr. Pickett, continued, "The transition timing is expected to take approximately six months."
2017 RECENT DEVELOPMENTS AND THIRD QUARTER HIGHLIGHTS
In Q4 2017, the Company…
•	increased its quarterly common stock dividend rate to $0.65 per share.

In Q3 2017, the Company…
•	completed $203 million in new investments.
•	transitioned Orianna's Texas portfolio to an existing operator.
•	invested $36 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.64 per share.

In Q2 2017, the Company…
•	entered into new and amended senior unsecured credit facilities to replace the Company's prior unsecured revolving credit and term loan credit facilities.
•	completed $134 million in new investments.
•	invested $48 million in capital renovation and construction-in-progress projects.
•	redeemed $400 million of its 5.875% Senior Notes due 2024.
•	prepaid a $200 million senior unsecured term loan.
•	issued $550 million aggregate principal amount of its 4.75% Senior Notes due 2028.
•	issued $150 million aggregate principal amount of its 4.50% Senior Notes due 2025.
•	increased its quarterly common stock dividend rate to $0.63 per share.

In Q1 2017, the Company…
•	completed $8 million in new investments.
•	invested $30 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.62 per share.

THIRD QUARTER 2017 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended September 30, 2017 totaled $219.6 million which included $13.3 million of non-cash revenue.
Operating expenses for the three-month period ended September 30, 2017 totaled $307.9 million and consisted of $194.7 million in impairment on direct financing leases related to the Orianna portfolio, $11.9 million in provision for uncollectible accounts ($9.5 million related to Orianna), $71.9 million of depreciation and amortization expense, $17.8 million of impairment on real estate properties, $7.7 million of general and administrative expense, and $3.9 million of stock-based compensation expense.
Other Income and Expense – Other income and expense for the three-month period ended September 30, 2017 was a net expense of $49.5 million, primarily consisting of $47.4 million of interest expense and $2.2 million of amortized deferred financing costs.
Funds From Operations – For the three-month period ended September 30, 2017, FFO was a loss of $(46.8) million, or a loss of $(0.24) per common share on 207 million weighted-average common shares outstanding, compared to $162.6 million, or $0.80 per common share on 204 million weighted-average common shares outstanding, for the same period in 2016.
The $46.8 million loss of FFO for the three-month period ended September 30, 2017 includes the impact of $194.7 million in impairment on direct financing leases, $11.9 million in provision for uncollectible accounts and $3.9 million of non-cash stock-based compensation expense.
The $162.6 million of FFO for the three-month period ended September 30, 2016 includes the impact of $3.7 million of non-cash stock-based compensation expense, $2.3 million of acquisition and merger related costs, $1.8 million of interest refinancing costs and $0.5 million of non-cash revenue.
Adjusted FFO was $163.6 million, or $0.79 per common share, for the three-month period ended September 30, 2017, compared to $169.9 million, or $0.83 per common share, for the same period in 2016.  For further information see the "Funds From Operations" schedule.

CFO COMMENTS
Bob Stephenson, Omega's Chief Financial Officer commented, "During our second quarter earnings call, we stated we were closely monitoring one of our operators and may have to place them on a cash basis for revenue recognition if their performance did not improve.  Since Orianna did not achieve their revised operating plan and pay their full contractual rent, we placed them on a cash basis and therefore our third quarter results, including AFFO and FAD, do not include any revenue related to Orianna."  Mr. Stephenson continued, "Since 93% of our Orianna portfolio was classified as a direct financing lease, placing them on a cash basis and initiating the process to transition some or all of their portfolio to new operators also required us to record several large provisions related to the direct financing leases during the quarter."

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended September 30, 2017, the Company sold 0.8 million shares of its common stock generating $26.4 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf program and its Dividend Reinvestment and Common Stock Purchase Plan in 2017:

Equity Shelf (At-the-Market) Program for 2017
(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	228	-	490	718
Average price per share	$31.12	$-	$32.62	$32.14
Gross proceeds	$7,079	$-	$15,995	$23,074

Dividend Reinvestment and Common Stock Purchase Program for 2017
(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	239	375	343	957
Average price per share	$30.67	$33.02	$30.39	$31.49
Gross proceeds	$7,335	$12,386	$10,415	$30,136

2017 THIRD QUARTER PORTFOLIO ACTIVITY

$239 Million of New Investments in Q3 2017 – In Q3 2017, the Company completed approximately $203 million of new investments and $36 million in capital renovations and new construction consisting of the following:
$200.4 Million Acquisition – On August 31, 2017, the Company acquired 15 skilled nursing facilities ("SNFs") for approximately $191 million from two unrelated third parties and leased them to an existing operator.  The 15 Indiana SNFs with approximately 2,074 beds were added to the existing operator's master lease with an initial annual cash yield of 9.5% and 2.5% annual escalators.  Simultaneously with the closing of the acquisition, the Company entered into a $9.4 million loan to purchase the leasehold interest in a 135 bed Indiana SNF with the same operator.  The loan is cross-defaulted and cross-collateralized with the Company's existing master lease with that operator.  The loan has an initial term of 5 years and bears an initial annual interest rate of 12.0% with 2.5% annual escalators.

$2.3 Million Acquisition – On August 11, 2017, the Company acquired an assisted living facility ("ALF") for $2.3 million. The 48 bed facility located in Eastland, Texas was added to the existing operator's master lease with an initial annual cash yield of 9.25%.

$36 Million Capital Renovation Projects – In addition to the new investments outlined above, in Q3 2017, the Company invested $36.4 million under its capital renovation and construction-in-progress programs.

ASSET TRANSFERS, IMPAIRMENTS, AND DISPOSITIONS
The Company is in active discussions with Orianna regarding the transition of some or all of their remaining portfolio to new operators.  In July 2017, the Company transitioned nine Orianna SNFs in Texas to an existing operator of the Company.  The nine SNFs were added to the existing master lease with that operator.  The Company recorded an impairment loss of approximately $194.7 million related to its remaining direct financing lease portfolio with Orianna.  The Company also recorded approximately $11.9 million of provision for uncollectible accounts during the third quarter of 2017.
During the third quarter of 2017, the Company sold four facilities for approximately $11.5 million in net cash proceeds recognizing a gain of approximately $0.7 million.  Two of the sold facilities were previously classified as investment in direct financing leases and one was classified as assets held for sale.  In addition, during the third quarter, the Company recorded approximately $17.8 million of impairments on six facilities to reduce the net book value of these facilities to their estimated fair value or selling price.
As of September 30, 2017, the Company had eight facilities, totaling $17.3 million, classified as assets held for sale.  The Company expects to sell these facilities over the next few quarters.  The Company is also evaluating over $200 million of potential disposition opportunities within our portfolio that could potentially close over the next 9 - 12 months.

DIVIDENDS
The Board of Directors declared a common stock dividend of $0.65 per share, increasing the quarterly common dividend by $0.01 per share over the previous quarter.  The common dividends are to be paid November 15, 2017 to common stockholders of record as of the close of business on October 31, 2017.

2017 ADJUSTED FFO GUIDANCE REVISED
Bob Stephenson, Omega's CFO commented, "We are lowering our 2017 guidance to reflect the temporary loss of third and fourth quarter 2017 revenue primarily related to placing Orianna and a non-top ten operator on a cash basis."

The Company's revised guidance for 2017 Adjusted FFO is now $3.27 to $3.28 per diluted share.  The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2017 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$0.62 - $0.63
Depreciation	1.37
Gain on assets sold	(0.04)
Real estate impairment	0.17
FFO	$2.12 - $2.13
Adjustments:
Provision for impairment on direct financing leases	0.96
Provision for uncollectible accounts	0.07
Contractual settlement	(0.05)
Acquisition/transaction costs	0.00
Interest – refinancing costs	0.11
Other revenue	(0.01)
Stock-based compensation expense	0.07
Adjusted FFO	$3.27 - $3.28

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2017 includes approximately $459 million of actual new investments completed to date; however, it excludes the impact of potential additional new investments.  It assumes the Company will not be recording revenue related to its Orianna portfolio for the fourth quarter of 2017.  It also excludes the impact of gains and losses from the sale of assets, revenue from divestitures, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs and  additional provision for uncollectible accounts.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL
The Company will be conducting a conference call on Tuesday, October 31, 2017 at 10 a.m. Eastern to review the Company's 2017 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Third Quarter 2017 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of September 30, 2017, Omega has a portfolio of investments that includes approximately 1,000 properties located in 42 states and the United Kingdom and operated by 77 different operators.
FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to sell assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega's ability to re-lease, otherwise transition or sell underperforming assets (including the Orianna portfolio) on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiii) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,977,043	$7,566,358
Less accumulated depreciation	(1,432,154)	(1,240,336)
Real estate investments – net	6,544,889	6,326,022
Investments in direct financing leases – net	364,997	601,938
Mortgage notes receivable – net	666,606	639,343
	7,576,492	7,567,303
Other investments – net	273,821	256,846
Investment in unconsolidated joint venture	37,733	48,776
Assets held for sale – net	17,324	52,868
Total investments	7,905,370	7,925,793

Cash and cash equivalents	24,318	93,687
Restricted cash	10,596	13,589
Accounts receivable – net	269,746	240,035
Goodwill	644,571	643,474
Other assets	36,045	32,682
Total assets	$8,890,646	$8,949,260

LIABILITIES AND EQUITY
Revolving line of credit	$365,000	$190,000
Term loans – net	903,221	1,094,343
Secured borrowings – net	53,419	54,365
Unsecured borrowings – net	3,322,888	3,028,146
Accrued expenses and other liabilities	285,690	360,514
Deferred income taxes	17,589	9,906
Total liabilities	4,947,807	4,737,274

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 198,065 shares as of September 30, 2017 and 196,142 as of December 31, 2016	19,806	19,614
Common stock – additional paid-in capital	4,925,908	4,861,408
Cumulative net earnings	1,776,956	1,738,937
Cumulative dividends paid	(3,080,999)	(2,707,387)
Accumulated other comprehensive loss	(34,843)	(53,827)
Total stockholders' equity	3,606,828	3,858,745
Noncontrolling interest	336,011	353,241
Total equity	3,942,839	4,211,986
Total liabilities and equity	$8,890,646	$8,949,260

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue
Rental income	$194,063	$185,837	$580,597	$548,994
Income from direct financing leases	614	15,611	31,722	46,574
Mortgage interest income	16,920	15,996	49,173	53,973
Other investment income – net	7,245	6,229	21,437	14,642
Miscellaneous income	796	965	4,250	2,158
Total operating revenues	219,638	224,638	687,179	666,341

Expenses
Depreciation and amortization	71,925	68,316	212,268	196,254
General and administrative	7,688	8,755	24,275	24,599
Stock-based compensation	3,872	3,673	11,350	10,116
Acquisition costs	-	2,309	(22)	9,584
Impairment loss on real estate properties	17,837	17,275	35,610	58,726
Impairment on direct financing leases	194,659	-	197,968	-
Provision (recovery) for uncollectible accounts	11,899	(3)	13,667	3,967
Total operating expenses	307,880	100,325	495,116	303,246

Income before other income and expense	(88,242)	124,313	192,063	363,095
Other income (expense)
Interest income	4	157	262	169
Interest expense	(47,383)	(42,855)	(140,509)	(119,728)
Interest – amortization of deferred financing costs	(2,228)	(2,502)	(7,273)	(6,844)
Interest – refinancing costs	-	(1,815)	(21,965)	(2,113)
Contractual settlement	-	-	10,412	-
Realized gain (loss) on foreign exchange	95	(222)	235	(244)
Total other expense	(49,512)	(47,237)	(158,838)	(128,760)

(Loss) income before gain on assets sold	(137,754)	77,076	33,225	234,335
Gain on assets sold – net	693	5,139	7,491	19,931
(Loss) income from continuing operations	(137,061)	82,215	40,716	254,266
Income tax expense	(999)	(81)	(2,690)	(782)
Income from unconsolidated joint venture	545	-	1,728	-
Net (loss) income	(137,515)	82,134	39,754	253,484
Net loss (income) attributable to noncontrolling interest	5,837	(3,585)	(1,735)	(11,328)
Net (loss) income available to common stockholders	$(131,678)	$78,549	$38,019	$242,156

Income per common share available to common stockholders:
Basic:
Net (loss) income available to common stockholders	$(0.67)	$0.40	$0.19	$1.27
Diluted:
Net (loss) income	$(0.67)	$0.40	$0.19	$1.26

Dividends declared per common share	$0.64	$0.60	$1.89	$1.75

Weighted-average shares outstanding, basic	197,890	194,123	197,445	190,444
Weighted-average shares outstanding, diluted	206,662	204,078	206,502	200,528

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net (loss) income	$(137,515)	$82,134	$39,754	$253,484
Deduct gain from real estate dispositions	(693)	(5,139)	(7,491)	(19,931)
Sub – total	(138,208)	76,995	32,263	233,553
Elimination of non-cash items included in net income:
Depreciation and amortization	71,925	68,316	212,268	196,254
Depreciation - unconsolidated joint venture	1,657	—	4,973	—
Add back non-cash provision for impairments on real estate properties	17,837	17,275	35,610	58,726
Funds from operations ("FFO")	$(46,789)	$162,586	$285,114	$488,533

Weighted-average common shares outstanding, basic	197,890	194,123	197,445	190,444
Restricted stock and PRSUs	—	1,093	271	1,174
Omega OP Units	8,772	8,862	8,786	8,910
Weighted-average common shares outstanding, diluted	206,662	204,078	206,502	200,528

Funds from operations available per share	$(0.24)	$0.80	$1.38	$2.44

Adjustments to calculate adjusted funds from operations:
Funds from operations stockholders	$(46,789)	$162,586	$285,114	$488,533
Deduct other revenue	—	(448)	(1,881)	(683)
Deduct prepayment fee income from early termination of mortgages	—	—	—	(5,390)
Deduct contractual settlement	—	—	(10,412)	—
Add back impairment for direct financing leases	194,659	—	197,968	—
Add back (deduct) provision for uncollectible accounts	11,899	(3)	13,667	3,967
Add back (deduct) acquisition costs	—	2,309	(22)	9,584
Add back interest refinancing expense	—	1,815	23,539	2,113
Add back non-cash stock-based compensation expense	3,872	3,673	11,350	10,116
Adjusted funds from operations ("AFFO")	$163,641	$169,932	$519,323	$508,240

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,200	2,555	7,861	6,834
Capitalized interest	(1,972)	(1,640)	(5,867)	(4,765)
Non-cash revenues	(13,314)	(18,251)	(49,399)	(55,226)
Funds available for distribution ("FAD")	$150,555	$152,596	$471,918	$455,083

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended September 30, 2017:
	As of September 30, 2017			As of September 30, 2017
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties(4)	# of Operating Beds
Real Estate Investments (1)	910	$7,996,243	89%	907	90,949
Direct Financing Leases	42	364,997	4%	41	4,204
Mortgage Notes Receivable	52	663,411	7%	51	5,366
Total Investments	1,004	$9,024,651	100%	999	100,519

Investment Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties(4)	# of Operating Beds	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care (1)	869	$7,551,841	84%	869	92,451	$82
Senior Housing (1) (3)	135	1,472,810	16%	130	8,068	$183
	1,004	$9,024,651	100%	999	100,519	$90

(1) Total Investment includes a $19.2 million lease inducement and excludes $17.3 million (eight properties) classified as assets held for sale.
(2) Total # of Properties excludes eight properties classified as assets held for sale.
(3) Includes ALFs, memory care and independent living facilities.
(4) Total # of Operating Properties excludes facilities which are non-operating, closed and/or not currently providing patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2017		September 30, 2017
Rental Property	$194,063	88%	$580,597	84%
Direct Financing Leases	614	0%	31,722	5%
Mortgage Notes	16,920	8%	49,173	7%
Other Investment Income and Miscellaneous Income - net	8,041	4%	25,687	4%
	$219,638	100%	$687,179	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2017		September 30, 2017
Skilled Nursing Facilities/Transitional Care	$183,534	84%	$582,256	84%
Senior Housing	28,063	12%	79,236	12%
Other	8,041	4%	25,687	4%
	$219,638	100%	$687,179	100%

Rent/Interest Concentration by Operator ($000's)	# of Properties (1)	Total Annualized Contractual Rent/Interest (2)	% of Total Annualized Contractual Rent/Interest
Ciena Healthcare	70	$86,237	9.8%
CommuniCare Health Services, Inc.	47	66,684	7.6%
Signature Holdings II, LLC	62	58,784	6.7%
Genesis Healthcare	50	57,614	6.6%
Orianna (fka New Ark Investment, Inc.)	42	46,103	5.2%
Saber Health Group	44	40,653	4.6%
Maplewood Real Estate Holdings, LLC	14	36,414	4.1%
Health & Hospital Corporation	44	34,774	4.0%
Guardian LTC Management Inc.	31	29,819	3.4%
Diversicare Healthcare Services	35	28,249	3.2%
Remaining 67 Operators	560	393,646	44.8%
	999	$878,977	100.0%

(1) Number of properties excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) 3Q 2017 contractual rent/interest annualized; includes mezzanine and term loan interest.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Total Investment
Ohio	86	$844,799	9.4%
Florida	95	800,588	8.9%
Texas	109	776,633	8.6%
Michigan	49	623,781	6.9%
Indiana	74	617,491	6.8%
California	54	496,980	5.5%
Pennsylvania	43	469,608	5.2%
Tennessee	41	327,289	3.6%
North Carolina	32	264,951	2.9%
Virginia	17	262,205	2.9%
Remaining 32 states (3)	351	3,136,485	34.8%
	951	8,620,810	95.5%
United Kingdom	53	403,841	4.5%
	1,004	$9,024,651	100.0%
(1) Total # of Properties excludes eight properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $17.3 million (eight properties) classified as assets held for sale.
(3) # of states and Total Investment includes New York City 2nd Avenue development project.

Rent and Loan Maturities ($000's)		As of September 30, 2017
Operating Lease Expirations & Loan Maturities	Year	2017 Lease Rent	2017 Interest	2017 Lease and Interest Rent	%
2017		$217	$457	$674	0.1%
2018		8,557	2,078	10,635	1.2%
2019		3,207	-	3,207	0.4%
2020		5,615	5,923	11,538	1.3%
2021		10,029	956	10,985	1.2%
2022		64,703	2,943	67,646	7.7%

Note: Based on annualized 3rd quarter 2017 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of June 30, 2017:

Operator Revenue Mix	As of June 30, 2017
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended June 30, 2017	51.9%	35.9%	12.2%
Three-months ended March 31, 2017	51.0%	37.3%	11.7%
Three-months ended December 31, 2016	52.6%	35.8%	11.6%
Three-months ended September 30, 2016	53.0%	35.8%	11.2%
Three-months ended June 30, 2016	51.8%	37.5%	10.7%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees		After Management Fees

Twelve-months ended June 30, 2017	82.4%	1.71	x	1.34	x
Twelve-months ended March 31, 2017	82.5%	1.69	x	1.33	x
Twelve-months ended December 31, 2016	82.2%	1.69	x	1.33	x
Twelve-months ended September 30, 2016	82.1%	1.68	x	1.31	x
Twelve-months ended June 30, 2016	82.1%	1.72	x	1.34	x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of September 30, 2017:
Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2017	$-	$-	$-	$-	$-
2018	-	-	-	-	-
2019	-	-	-	-	-
2020	-	-	-	-	-
2021	-	1,250,000	-	20,000	1,270,000
2022	-	908,980	-	-	908,980
Thereafter	53,992	-	3,350,000	-	3,403,992
	$53,992	$2,158,980	$3,350,000	$20,000	$5,582,972

(1) Mortgages guaranteed by HUD (excluding net deferred financing costs of $0.6 million).
(2) Reflected at 100% borrowing capacity.
(3) $1.25 billion excludes a $700 million accordion feature and $6.0 million net deferred financing costs. The $909 million is comprised of a: $425 million U.S. Dollar term loan, £100 million term loan (equivalent to $134.0 million in US dollars), $100 million term loan to Omega's operating partnership and $250 million 2015 term loan (excludes $5.8 million net deferred financing costs) assuming the exercise of existing extension rights.
(4) Excludes net discounts, deferred financing costs and a $1.5 million promissory note.
(5) Excludes $0.4 million of fair market valuation adjustments.

The following table presents investment activity for the three– and nine– month period ended September 30, 2017:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2017		September 30, 2017
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$193,294	80.9%	$324,271	70.7%
Construction-in-Progress	21,275	8.9%	63,371	13.8%
Capital Expenditures	12,925	5.4%	43,574	9.5%
Investment in Direct Financing Leases	2,184	0.9%	6,951	1.5%
Mortgages	-	0.0%	11,000	2.4%
Other	9,442	3.9%	9,442	2.1%
Total	$239,120	100.0%	$458,609	100.0%